As filed with the Securities and Exchange Commission on January 16, 2004
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NPTest Holding Corporation
(Exact name of Registrant as specified in its charter)

Delaware	37-1469466
(State of other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

150 Baytech Drive San Jose, CA 95134
(Address, including zip code, of registrant's principal executive offices)

NPTest Holding Corporation 2003 Stock Incentive Plan (Full Title of the Plan)

Corporation Service Company 2711 Centerville Road, Suite 400 Wilmington, DE 19808 (800) 927-9800 (Name, address, including zip code and telephone number, including area code, of agent for service)

_________________
Copies to:
Leslie Weise, Esq.	Alan F. Denenberg, Esq
NPTest Holding Corporation	Davis Polk & Wardwell
150 Baytech Drive	1600 El Camino Real
San Jose, CA 95134	Menlo Park, CA 94025
Telephone (408) 586-8200	Telephone (650) 752-2000
Fax (650) 752-2111

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share	3,321,851 shares 500,000 shares	$ 8.32 (2) $11.40 (3)	$27,624,445 $ 5,700,000	$2,235 $461

Total	3,821,851 shares		$33,324,445	$2,696

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the plans by reason of any stock dividend, stock split, or other similar transaction.

(2) Calculated in accordance with Rule 457(h) based on a weighted average exercise price per share at which the outstanding options may be exercised.

(3) Estimated in accordance with Rule 457(a) and (h) solely for the purpose of calculating the registration fee, based upon the average of the high and low prices of the Registrant’s Common Stock on January 12, 2004, as reported by the Nasdaq National Market.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3: Incorporation of Documents by Reference.

     The following documents and information heretofore filed with the Securities and Exchange Commission are hereby incorporated by reference:

     (a) The Registrant’s Registration Statement on Form S-1 (Registration No. 333-108664), as amended, filed under the Securities Act, including the Prospectus dated December 11, 2003, as filed by the Registrant pursuant to Rule 424 on December 12, 2003.

     (b) The description of the Registrant’s common stock contained in its Registration Statement on Form 8-A, filed on December 10, 2003, pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4: Description of Securities.

     Not Applicable.

Item 5: Interests of Named Experts and Counsel.

     Not Applicable.

Item 6. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to NPTest Holding Corporation. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit.

     Article 8 of NPTest Holding Corporation’s Amended and Restated Certificate of Incorporation to be effective on closing of the offering provides that a director of NPTest Holding Corporation shall not be liable to NPTest Holding Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law. In addition, Article 8 of NPTest Holding Corporation’s Amended and Restated Certificate of Incorporation provides that each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director of NPTest Holding Corporation or is or was serving at the request of NPTest Holding Corporation as a director of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by NPTest Holding Corporation to the fullest extent permitted by Delaware law. The right to indemnification conferred in Article 8 also includes the right to be paid by NPTest Holding Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware law.

     Article 8 of NPTest Holding Corporation’s Amended and Restated Certificate of Incorporation to be effective on closing of the offering provides that NPTest Holding Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of NPTest Holding Corporation or is or was serving at the request of NPTest Holding Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not NPTest Holding Corporation would have the power to indemnify him against such liability under Delaware law.

     We also entered into indemnification agreements with our directors and officers. The indemnification agreements provide indemnification to our directors and officers under certain circumstances for acts or omissions which may not be covered by directors’ and officers’ liability insurance. We have also obtained directors’ and officers’ liability insurance, which insures against liabilities that our directors or officers may incur in such capacities.

Item 7: Exemption From Registration Claimed.

     Not Applicable.

Item 8: Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description

5.1	Opinion of Davis Polk & Wardwell

23.1	Consent of PricewaterhouseCoopers LLP, independent auditors, relating to the financial statements of NPTest Holding Corporation

23.2	Consent of PricewaterhouseCoopers LLP, independent auditors, relating to the financial statements of NPTest, Inc.

23.3	Consent of Davis Polk & Wardwell (included in Exhibit 5.1)

24	Power of Attorney (included on signature page)

99.1	NPTest Holding Corporation 2003 Stock Incentive Plan

Item 9: Undertakings.

   (a)   The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under “Item 6 -- Indemnification of Directors and Officers” above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, NPTest Holding Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on January 16, 2004.

NPTest Holding Corporation

By:	/s/ David Mullin

	Name:	David Mullin
	Title:	Chief Financial Officer

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ashok Belani and David Mullin, and each of them, his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Ashok Belani	President, Chief Executive Officer, and Director	January 16, 2004

Ashok Belani

/s/ David Mullin	Chief Financial Officer	January 16, 2004

David Mullin

/s/ Jack Sexton	Controller and Chief Accounting Officer	January 16, 2004

Jack Sexton

/s/ Benjamin Ball	Director	January 16, 2004

Benjamin Ball

/s/ Dipanjan Deb	Director	January 16, 2004

Dipanjan Deb

/s/ Ajay Shah	Director	January 16, 2004

Ajay Shah

/s/ John Sullivan	Director	January 16, 2004

John Sullivan

EXHIBIT INDEX
Exhibit Number	Description

5.1	Opinion of Davis Polk & Wardwell

23.1	Consent of PricewaterhouseCoopers LLP, independent auditors, relating to the financial statements of NPTest Holding Corporation

23.2	Consent of PricewaterhouseCoopers LLP, independent auditors, relating to the financial statements of NPTest, Inc.

23.3	Consent of Davis Polk & Wardwell (included in Exhibit 5.1)

24	Power of Attorney (included on signature page)

99.1	NPTest Holding Corporation 2003 Stock Incentive Plan